Exhibit 10.2

LICENSE AGREEMENT

THIS AGREEMENT (the “Agreement”) made as of this 16th day of April 2003, by and between V.E.W. LTD., 225 West 39th Street, New York, New York 10018 (“VEW”), and Syratech Corporation, 175 McClellan Highway, East Boston, Massachusetts 02128 (“Syratech”).

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.                                      Definitions.

(a)                                  “Accounting Period” shall mean each three (3) month period during a Contract Year  (i) commencing January 1 and ending March 31, (ii) commencing April 1 and ending June 30, (iii) commencing July 1 and ending September 30, and (iv) commencing October 1 and ending December 31.

(b)                                 “Advertising Commitment” means the non-refundable, non-recoupable monies required to be expended by Syratech pursuant to Paragraph 9(a) in connection with consumer advertising, marketing and promotion of the Licensed Property.

(c)                                  “Advertising Expenses” means the non-refundable, non-recoupable fee required to be paid by Syratech to VEW pursuant to Paragraph 9(e) during the Term to be used by VEW in its discretion in connection with advertising and promoting the Licensed Property, including, without limitation, the costs of advertising materials, fees paid to outside agencies, etc.

(d)                                 “Agreement” has the meaning set forth in the introductory paragraph above.

(e)                                  “Change of Control Event” has the meaning set forth in Paragraph 22.

(f)                                    “Claims” has the meaning set forth in Paragraph 20(a).

(g)                                 “Closeout Customers” means those retailers located in the Territory that (i) predominantly sell “off-price” branded merchandise (as such term is customarily understood in the retail industry) and (ii) are approved by VEW in advance in writing.  By way of illustration only, and without limitation, Closeout Customers may include MarMaxx (including TJ Maxx, Marshalls and Home Goods), Tuesday Morning, Ross Stores, Nordstroms – The Rack, Neiman Marcus – Last Call, Saks Off Fifth, Crate Outlet Stores and Spiegel Outlet Stores.  Syratech shall submit a list of proposed Closeout Customers to VEW by August 30th of each Contract Year during the Term commencing with Year One and VEW shall approve or disapprove such list of proposed Closeout Customers by September 30th of such Contract Year.

(h)                                 “Closeout Licensed Property” means only those items of Licensed Property approved in advance in writing by VEW for sale and distribution to Closeout Customers.

(i)                                     “Contract Year” means a calendar year (January 1 through December 31) during the Term, provided that the first Contract Year shall be deemed to commence as of the date of execution of this Agreement and end on December 31, 2003 (inclusive).

(j)                                     “Coop Ad Spend” means the non-refundable, non-recoupable monies required to be expended by Syratech pursuant to Paragraph 9(f) from the Advertising Commitment during the Term for cooperative advertising, marketing and/or promotion of the Licensed Property to the general public by High-End Stores, including, without limitation, in-store point-of-sale materials and displays, trade shows and brochures and pamphlets and any other promotional or collateral material produced by High-End Stores for dissemination or display directly to retail consumers.

(k)                                  “Excess” has the meaning set forth in Paragraph 9(a).

(l)                                     “Exclusive Negotiating Period” has the meaning set forth in Paragraph 6(b).

(m)                               “Foreign Territory” means any territory that is not included in the Territory and is a recognized geographical nation or group of nations.

(n)                                 “Foreign Territory Proposal” means a written proposal submitted by Syratech to VEW pursuant to Paragraph 7 that sets forth proposed terms and conditions for VEW to license Syratech the exclusive right to exploit the Licensed Property in a Foreign Territory and that includes, without limitation, a proposed sales plan for the Licensed Property in the applicable Foreign Territory for the Term that (i) is consistent in all respects with the prestige luxury status of the Vera Wang brand; and (ii) establishes that, if the Licensed Property is exploited in the applicable Foreign Territory pursuant to such sales plan, sales of the Licensed Property in the applicable Foreign Territory will exceed a threshold minimum amount to be mutually agreed to in good faith by the Parties.

(o)                                 “Guaranteed Minimum Royalty” means a guaranteed non-returnable royalty payment by Syratech to VEW as set forth in Paragraph 5(a).  The Guaranteed Minimum Royalty shall be recoupable by Syratech as set forth in Paragraph 5(c).

(p)                                 “High-End Stores” means only the first class department stores, first class retail stores and first class boutiques that (i) carry products substantially similar to the Licensed Articles that are sold by or on behalf of other prestige luxury brands and (ii) are approved by VEW in advance in writing.  By way of illustration only, and without limitation, High-End Stores may include Federated Department Stores, Marshall Fields, Dayton and Hudson, Bed, Bath & Beyond, Saks Fifth Avenue, Neiman Marcus and Fortunoff.  Syratech shall submit a list of proposed High-End Stores to VEW by August 30th of each Contract Year during the Term commencing with Year One and VEW shall approve or disapprove such list of proposed High-End Stores by September 30th of such Contract Year.  High-End Stores do not include discounters or mass distributors that sell consumer products (which may, from time to time, include prestige luxury consumer goods) at prices below their suggested retail prices in the regular course of business.  By way of illustration only, existing discounters and/or mass distributors currently include, without limitation, Target, K-Mart, Sears, J.C. Penney, Costco and Wal-Mart.

(q)                                 “Insurance” has the meaning set forth in Paragraph 17.

(r)                                    “Internet Rights” has the meaning set forth in Paragraph 2(d).

(s)                                  “Launch” means the advertising, marketing and promotional activities specifically in connection with the initial launch of the Licensed Property, including, without limitation, advertising campaigns and special events.

(t)                                    “Launch Budget” means the monies required to be expended by Syratech pursuant to Paragraph 9(h) in the amount of up to Twenty Five Thousand Dollars ($25,000); except that VEW may expend some or all of the Launch Budget to the extent mutually agreed by the Parties in a separate writing pursuant to Paragraph 9(h).

(u)                                 “Licensed Articles” means only items within the product categories set forth in Schedule A attached hereto and incorporated herein by this reference, as such Schedule A may be amended from time to time pursuant to a written agreement executed by the Parties.

(v)                                 “Licensed Property” means the Licensed Articles on or in which the Trademarks are incorporated.

(w)                               “License Fee” has the meaning set forth in Paragraph 3.

(x)                                   “Manufacturer” has the meaning set forth in Paragraph 11(g).

(y)                                 “Material” has the meaning set forth in Paragraph 16(a).

(z)                                   “Net Wholesale Sales” means all consideration received by and/or credited to the account of Syratech (and/or any of its affiliated or related entities) in respect of each unit of the Licensed Property, including, without limitation, Closeout Licensed Property, if any, sold in the Territory, less only the following amounts:

(i)                                     refunded amounts actually paid by Syratech to retail purchasers (i.e., High-End Stores) of the Licensed Property from Syratech for returns thereof, and any cash or other discounts or rebates or returns given or granted by Syratech in respect of the Licensed Property, or taken by retailers, including, without limitation, cooperative advertising;

(ii)                                  all actual, reasonable freight charges paid to third parties applicable to (A) such sales of the Licensed Property that were actually billed to and paid by the retail purchasers (i.e., High-End Stores) of such Licensed Property from Syratech and (B) such sales of the Closeout Licensed Property that were actually billed to and paid by Closeout Customers of such Closeout Licensed

Property from Syratech, if any, in either case solely if and as set forth on the invoices to such retail purchasers or Closeout Customers, as applicable; and

(iii)                               actual sales and excise taxes applicable to sales of the Licensed Property, including, without limitation, Closeout Licensed Property, if any, that were (A) incurred during the Accounting Period that such units of the Licensed Property and/or Closeout Licensed Property, if any, were sold, (B) validly and mandatorily paid to legitimate government entities with jurisdiction over such sales of the Licensed Property or Closeout Licensed Property, if any, pursuant to applicable laws and (C) actually billed to and paid by the retail purchasers (i.e., High-End Stores) of such Licensed Property from Syratech and actually billed to and paid by Closeout Customers of such Closeout Licensed Property from Syratech, if any, in either case solely if and as set forth on the invoices to such retail purchasers or Closeout Customers, as applicable.

In no event may the amounts described in sub-clause (i) above equal more than fifteen percent (15%) of all consideration received by and/or credited to the account of Syratech (and/or any of its affiliated or related entities) in respect of each unit of the Licensed Property, including, without limitation, Closeout Licensed Property, if any, sold in the Territory.

(aa)                            “Packaging Budget” means the monies required to be expended by Syratech in connection with the designing and prototyping of the Licensed Property pursuant to Paragraph 9(i) in the amount of up to Twenty Five Thousand Dollars ($25,000).

(bb)                          “Party” means either VEW or Syratech individually, and “Parties” means VEW and Syratech collectively.

(cc)                            “Personal Appearances” means appearances on and at mutually agreed dates, times and places for mutually agreed promotional purposes and/or mutually agreed special events (including, without limitation, in-store, television and/or press appearances) relating to the Licensed Property.

(dd)                          “Photography/Production/Media Budget” means the non-refundable, non-recoupable monies required to be expended by Syratech pursuant to Paragraph 9(g) from the Advertising Commitment during the Term in connection with photography, production and media, including, without limitation, the following:

(i)                                     Photography costs and expenses (e.g., (A) photographer’s and photographer assistants’ fees, (B) film and processing costs, (C) equipment and lighting costs, (D) studio rental fees and expenses, (E) production expenses (including, without limitation, transportation, parking and miscellaneous), (F) prop stylists and prop stylist assistants, (G) props, backgrounds and other supplies, (H) other stylists and other stylist assistants, (I) models, and (J) agency fees and commissions);

(ii)                                  Production costs and expenses (e.g., (A) scanning and retouching of images, (B) print and film supervision, (C) stripping and mechanicals, (D) press proofs, (E) media run-of-book (making images print-ready) and (F) agency fees and commissions); and

(iii)                               Media costs and expenses (e.g., the costs of media buys, the prices of which may reflect market rates as determined by the publications in which media is purchased, including, without limitation, fashion, so-called “shelter” and/or other consumer publications).

(ee)                            “Portfolio Fee” means the non-refundable, non-recoupable fee required to be paid by Syratech to VEW pursuant to Paragraph 9(b) during the Term to be used by VEW in its discretion in connection with advertising and promotion of the Vera Wang brand as a prestige luxury brand, which advertising and promotion may include, without limitation, master branding campaigns, fashion events or shows, charity events and/or promotions on websites (it being acknowledged and agreed that any promotion of the Licensed Products on the VEW website, other than the general promotion of the Licensed Products with other VEW products on the VEW website, if any, shall be in VEW’s discretion and shall require the payment of additional fees by Syratech to be negotiated in good faith by the Parties).

(ff)                                “PR Expenses” means the actual fee required to be paid by Syratech to VEW pursuant to Paragraph 9(d) during the Term to be used by VEW in its discretion in connection with its public relations activities, including, without limitation, the costs of press kits, special promotional events, etc.

(gg)                          “PR Fee” means the non-refundable, non-recoupable expenses required to be paid by Syratech to VEW pursuant to Paragraph 9(c) during the Term to be used by VEW in its discretion in connection with VEW’s public relations overhead, personnel and expenses allocated or otherwise related to the Licensed Property, including, without limitation, travel, accommodations and costs incurred in connection with public relation materials and events.

(hh)                          “Rights” has the meaning set forth in Paragraph 16(b).

(ii)                                  “Royalty” has the meaning set forth in Paragraph 4(b).

(jj)                                  “Seasonal Items” has the meaning set forth in Paragraph 13(g).

(kk)                            “Sell-Off Period” means the period commencing on the date this Agreement is terminated and ending on the date that is twelve (12) months thereafter.

(ll)                                  “Shortfall” means the amount by which the Royalties for a Contract Year fall short of the Guaranteed Minimum Royalty for such Contract Year.

(mm)                      “Start Date” has the meaning set forth in Paragraph 6(b).

(nn)                          “Surplus” means the amount by which Royalties for a Contract Year exceed the Guaranteed Minimum Royalty for such Contract Year.

(oo)                          “Syratech” has the meaning set forth in the introductory paragraph above.

(pp)                          “Syratech Covered Claim” has the meaning set forth in Paragraph 20(a).

(qq)                          “Syratech Material” has the meaning set forth in Paragraph 16(c).

(rr)                                “Targeted Amounts” has the meaning set forth in Paragraph 9(j).

(ss)                            “Term” has the meaning set forth in Paragraph 6.

(tt)                                “Territory” means the United States, Canada and the United Kingdom and each of their respective territories, commonwealths and possessions; provided that with respect to the United Kingdom, the rights granted hereunder to Syratech must be exploited by the start of the 2005 Contract Year or the United Kingdom will become a Foreign Territory as defined in Paragraph 1(m) above and shall be subject to the provisions of Paragraph 7 below.

(uu)                          “Tooling” has the meaning set forth in Paragraph 16(a).

(vv)                          “Trademarks” means (i) only those trademarks incorporating the name “Vera Wang”, and such variations and stylized forms thereof, that are designated and/or approved by VEW in its sole discretion pursuant to Paragraph 11 or otherwise and (ii) all trademarks created or commercially exploited in connection with the Licensed Property other than to the extent such trademarks incorporate the mark “Syratech” or any mark owned by Syratech.  As of the date of this Agreement, the Trademarks include the marks “Vera Wang”, “Vera Wang Luxe” and the “VW” (or the stylized form thereof).

(ww)                      “VEW” has the meaning set forth in the introductory paragraph above.

(xx)                              “VEW Competitor” has the meaning set forth in Paragraph 13(e).

(yy)                          “VEW Covered Claim” has the meaning set forth in Paragraph 20(b).

(zz)                              “VEW Licensed Names” has the meaning set forth in Paragraph 13(b).

(aaa)                      “Year One” means the period commencing upon execution of this Agreement and ending December 31, 2003.

(bbb)                   “Year Two” means the period commencing January 1, 2004 and ending December 31, 2004.

(ccc)                      “Year Three” means the period commencing January 1, 2005 and ending December 31, 2005.

(ddd)                   “Year Four” means the period commencing January 1, 2006 and ending December 31, 2006.

(eee)                      “Year Five” means the period commencing January 1, 2007 and ending December 31, 2007.

(fff)                            “Year Six” means the period commencing January 1, 2008 and ending December 31, 2008.

2.                                      License.

(a)                                  Subject to all the terms and conditions of this Agreement and Syratech’s full performance of all its material obligations in accordance therewith, VEW licenses to Syratech and its wholly-owned subsidiaries the limited exclusive right to use the Trademarks throughout the Territory solely during the Term solely to (i) design, develop and manufacture the Licensed Articles and the Licensed Property; (ii) distribute and sell the Licensed Property to High-End Stores, and the Closeout Licensed Property to Closeout Customers subject to Paragraph 13(f) below, and (iii) advertise and promote the Licensed Property.  Syratech shall have no right to, and shall not, use or otherwise exploit the Licensed Articles, the Trademarks and/or the Licensed Property in any manner other than as expressly authorized herein.

(b)                                 Syratech shall use all commercially reasonable efforts to exploit the rights licensed hereunder and to sell the maximum quantity of the Licensed Property in the Territory during the Term, in all cases in accordance with this Agreement and consistent with the highest business and quality standards and the prestige luxury status of the Vera Wang brand.  Without limitation of the foregoing, the Parties acknowledge and agree that it is of the essence of this Agreement that (i) Syratech commence distributing and selling the Licensed Property to High-End Stores in the Territory not later than Fall 2004 (it being acknowledged by the Parties that they shall use all commercially reasonable efforts to commence selling and distributing the Licensed Property hereunder in Spring 2004) and (ii) Syratech, during each Contract Year, distribute and sell in the Territory the number of collections of the Licensed Property set forth on Schedule B attached hereto and incorporated herein by this reference.

(c)                                  The Parties acknowledge and agree that the Licensed Articles only include, and Syratech shall only have the right to use the Trademarks in, the items in the product categories set forth on Schedule A.  All rights not expressly licensed by VEW to Syratech pursuant to this Agreement are hereby reserved exclusively to VEW for its use and disposition in its sole discretion in any manner throughout the universe in perpetuity in any and all languages, formats and media whether now or hereafter known or existing, with no obligation whatsoever (financial, legal or otherwise) to Syratech or any third party. Nothing in this Agreement shall in any way restrict VEW or any third party authorized by VEW from (i) designing, developing, manufacturing, distributing, selling or otherwise exploiting rights in the product categories that are set forth on Schedule A, other than in the materials expressly described on Schedule A, or in any product categories that are not set forth on Schedule A, anywhere in the world at anytime; (ii) using or authorizing the use of accents of any materials contained in the Licensed Articles (e.g., silver, and/or any other precious or non-precious metals) in items in the non-exclusive product categories that are set forth on Schedule A (by way of illustration only, and without limitation, VEW may itself sell and distribute, or license a third party to sell and distribute, a silver lipped crystal decanter, etc.); (iii) using or authorizing the use of any materials contained in the Licensed Articles (e.g., silver, and/or any other precious or non-precious metals) in connection with any product categories not set forth on Schedule A; and/or (iv) using or authorizing the use of the Trademarks and/or any other VEW trademarks in any way other than in connection with the Licensed Property.

(d)                                 In addition to the foregoing, during the Term, Syratech shall have the right to advertise, promote, market, sell and distribute the Licensed Property via the Internet (the “Internet Rights”); provided that the Internet Rights shall only be exercised in connection with internet websites that (i) sell products substantially similar to the Licensed Articles that are sold by or on behalf of other prestige luxury brands (including, without limitation, vivre.com, macys.com, bloomingdales.com, rosssimon.com, saksfifthavenue.com and eluxury.com)  and (ii) are specifically approved in each instance by VEW in advance in writing (which approval may be withdrawn upon thirty (30) days prior notice).  In any event, the Internet Rights shall not be exercised unless and until Syratech obtains written agreements in advance from the parties that own or control such internet websites pursuant to which such parties agree that the manner in which items of the Licensed Property are displayed and promoted on such websites shall be subject to the prior written approval of VEW.  Notwithstanding any contrary provision of this Agreement, the Parties acknowledge and agree that, due to the global nature of internet access, Syratech’s Internet Rights are non-exclusive; provided that if VEW determines (in its reasonable discretion) that internet technology is such that access to the internet can be restricted on a territory-by-territory basis at no cost and expense to VEW, then

Syratech shall have exclusive Internet Rights in the Territory. It is acknowledged and agreed that during the Term, VEW shall not itself sell or distribute the Licensed Property via the internet other than on the VEW website; provided that the foregoing shall not prohibit VEW from granting Internet Rights to a third party licensee in any Foreign Territory on a non-exclusive basis (unless access to the internet can be restricted on a territory-by-territory basis in accordance with the immediately preceding sentence, in which case such Internet Rights may be exclusive), it being acknowledged and agreed that such Internet Rights shall in no event include the right to use the mark “Syratech” or any mark owned by Syratech.

3.                                      License Fee.

In consideration for all rights licensed herein during the Term by VEW to Syratech, Syratech shall pay VEW a one-time, non-refundable, non-recoupable license fee in the amount of Fifty Thousand Dollars ($50,000) (the “License Fee”) simultaneously upon execution of this Agreement.

4.                                      Royalties.

(a)                                  Subject to Paragraph 4(b) below, Syratech shall pay VEW the following non-refundable royalties with respect to sales of the Licensed Property as follows:

(i)                                     With respect to any and all Net Wholesale Sales of the Licensed Property to High-End Stores and Net Wholesale Sales of the Closeout Licensed Property to Closeout Customers, if any, a sales royalty in the amount of six and three-tenths percent (6.3%) of such Net Wholesale Sales.

(ii)                                  Notwithstanding anything to the contrary in Paragraph 4(a)(i) above, with respect to those cumulative Net Wholesale Sales of the Licensed Property to High-End Stores and Net Wholesale Sales of the Closeout Licensed Property to Closeout Customers, if any, during the Term that are in excess of Twenty Million Dollars ($20,000,000), the sales royalty shall be in the amount of nine and three-tenths percent (9.3%) of such Net Wholesale Sales.

(b)                                 The royalties and fees payable to VEW pursuant to clauses (i) and (ii) of Paragraph 4(a) above may be referred to herein collectively as the “Royalty”.

5.                                      Guaranteed Minimum Royalty.

(a)                                  During the Term, Syratech shall pay VEW a Guaranteed Minimum Royalty, payable as follows:

(i)                                     Two Hundred Fifty Thousand Dollars ($250,000) in Year One payable as follows:  Eighty Three Thousand Three Hundred Thirty Three Dollars and Thirty Four Cents ($83,333.34) on or before April 1, 2003 and Eighty Three Thousand Three Hundred Thirty Three Dollars and Thirty Three Cents ($83,333.33) on or before each of July 1, 2003 and October 1, 2003;

(ii)                                  Two Hundred Seventy-Five Thousand Dollars ($275,000) in Year Two payable in equal calendar quarterly payments of Sixty-Eight Thousand Seven Hundred Fifty Dollars ($68,750) each on or before January 1, 2004, April 1, 2004, July 1, 2004, and October 1, 2004;

(iii)                               Three Hundred Fifty Thousand Dollars ($350,000) in Year Three payable in equal calendar quarterly payments of Eighty-Seven Thousand Five Hundred Dollars ($87,500) each on or before January 1, 2005, April 1, 2005, July 1, 2005, and October 1, 2005;

(iv)                              Four Hundred Thousand Dollars ($400,000) in Year Four payable in equal calendar quarterly payments of One Hundred Thousand Dollars ($100,000) each on or before January 1, 2006, April 1, 2006, July 1, 2006, and October 1, 2006;

(v)                                 Four Hundred Thousand Dollars ($400,000) in Year Five payable in equal calendar quarterly payments of One Hundred Thousand Dollars ($100,000) each on or before January 1, 2007, April 1, 2007, July 1, 2007, and October 1, 2007; and

(vi)                              Five Hundred Thousand Dollars ($500,000) in Year Six payable in equal calendar quarterly payments of One Hundred Twenty-Five Thousand Dollars ($125,000) each on or before January 1, 2008, April 1, 2008, July 1, 2008, and October 1, 2008;

(b)                                 If the Royalties for Year One are less than the Guaranteed Minimum Royalty for Year One, Syratech may credit the Shortfall for Year One against Royalties for Year Two solely to the extent (if any) that the Royalties for Year Two exceed the Guaranteed Minimum Royalty for Year Two.  If the Shortfall in Year One is greater than the Surplus (if any) in Year Two, or if there is instead a Shortfall in Year Two, Syratech may credit the remaining Shortfall from Year One (or the entire Shortfall from Year One if there is a Shortfall in Year Two) against the Surplus (if any) in Year Three.  If there is still a Shortfall from Year One remaining after crediting such Shortfall against the Surplus (if any) in Year Three, or if there is a Shortfall in Year Three, Syratech may credit the remaining Shortfall from Year One (or the entire Shortfall from Year One if there is a Shortfall in Year Three) against the Surplus (if any) in Year Four.  If there is a Shortfall in Year Two, Syratech may credit the Shortfall from Year Two in an amount not to exceed Seventy Five Thousand Dollars ($75,000) against the Surplus (if any) in Year Three.  For all Contract Years after Year Four, Syratech shall not be entitled to carry forward any such Shortfall and Syratech shall only be entitled to recoup the portion of the Guaranteed Minimum Royalty paid to VEW during any such subsequent Contract Year by crediting such portion of the Guaranteed Minimum Royalty solely against Royalties payable to VEW in the same Contract Year.

6.                                      Term.

(a)                                  Subject to all the terms and conditions of this Agreement and Syratech’s full performance of all of its material obligations in accordance therewith, and subject to any and all rights of termination available to VEW and/or Syratech at law or in equity, the term of this Agreement shall commence as of the date of execution of this Agreement and shall terminate on December 31, 2008 unless terminated earlier pursuant to this Agreement (the “Term”).

(b)                                 From the date that is twelve (12) months prior to the expiration of the Term (the “Start Date”), the Parties shall have a period of ninety (90) days (the “Exclusive Negotiating Period”) to negotiate in good faith with respect to the extension of this Agreement beyond the Term.  If prior to the Start Date either Party notifies the other Party that it does not desire to negotiate for the extension of this Agreement beyond the Term or if during the Exclusive Negotiating Period (i) either Party decides to terminate such negotiations and/or (ii) the Parties do not enter  a final binding written agreement with respect to such an extension, then this Agreement shall terminate at the end of the Term and neither Party shall have any further obligation to the other whatsoever (financial, legal or otherwise), other than as expressly set forth herein.

7.                                      Territory; Foreign Territories.

(a)                                  Subject to all the terms and conditions of this Agreement and Syratech’s full performance of all of its material obligations in accordance therewith, Syratech shall have the exclusive right to exploit the Licensed Property in the Territory.

(b)                                 Subject to all the terms and conditions of this Agreement and Syratech’s full performance of all of its material obligations in accordance therewith, Syratech may seek to obtain the right to exploit the Licensed Property in any Foreign Territory during the Term (provided that VEW has not theretofore granted a third party the right to exploit the Licensed Property in any such Foreign Territory in accordance with Paragraphs 7(c) or 7(d) below) solely in accordance with the following provisions:

(i)                                     Syratech may at any time provide VEW with written notice of its desire to submit to VEW a Foreign Territory Proposal with respect to any Foreign Territory for which Syratech desires to obtain the exclusive license to exploit the Licensed Property.  If VEW fails to notify Syratech in writing within fifteen (15) days after receiving Syratech’s notice, or if VEW notifies Syratech in writing that it does not desire to license Syratech the exclusive right to exploit the Licensed Property in any Foreign Territory set forth in Syratech’s notice, then Syratech shall have no right whatsoever to exploit the Licensed Property in the applicable Foreign Territory; provided that VEW’s right to exploit the Licensed Property in the applicable Foreign Territory shall remain subject to Paragraphs 7(c) and 7(d) below.

(ii)                                  If VEW notifies Syratech in writing that it agrees to negotiate with Syratech with respect to any Foreign Territory set forth in Syratech’s notice to VEW pursuant to clause (i) above, then

Syratech shall submit a Foreign Territory Proposal to VEW with respect to each such Foreign Territory within thirty (30) days after VEW’s notice to Syratech.  If Syratech fails to submit a Foreign Territory Proposal to VEW pursuant to this clause (ii), then Syratech shall have no right whatsoever to exploit the Licensed Property in the applicable Foreign Territory, and VEW shall be free to solicit, negotiate and/or enter any agreement with any third party with respect to such Foreign Territory in its sole discretion without any obligation whatsoever (financial, legal or otherwise) to Syratech or any other party.

(iii)                               If Syratech submits a Foreign Territory Proposal to VEW pursuant to clause (ii) above, the Parties shall negotiate exclusively in good faith with respect thereto for up to sixty (60) days after VEW’s receipt thereof.  If at any time during such sixty (60) day period the Parties agree to terminate such negotiations and/or if the Parties do not enter a final binding written agreement within such sixty (60) day period, then Syratech shall have no right whatsoever to exploit the Licensed Property in the applicable Foreign Territory.  If VEW thereafter receives a written proposal from a third party setting forth terms and conditions for a license to exploit the Licensed Articles in the Foreign Territory for which Syratech previously submitted a Foreign Territory Proposal, VEW shall so notify Syratech and Syratech shall have the right to negotiate on a non-exclusive basis with VEW in good faith with respect to the terms and conditions for a license to exploit the Licensed Articles in such Foreign Territory.  It is expressly acknowledged and agreed that unless the Parties reach and enter an agreement with respect to such terms and conditions for such Foreign Territory, VEW shall have the right to license to third parties the rights to exploit the Licensed Articles in such Foreign Territory without any further obligation to Syratech or any third parties deriving rights from Syratech whatsoever (financial, legal or otherwise).

(c)                                  Subject to all the terms and conditions of this Agreement and Syratech’s full performance of all of its material obligations in accordance therewith, if VEW desires to exploit the Licensed Articles in any Foreign Territory and Syratech does not already have a license from VEW to exploit the Licensed Articles therein, VEW shall so notify Syratech and Syratech shall have the right to negotiate exclusively with VEW in good faith for up to sixty (60) days after Syratech’s receipt of such notice with respect to the terms and conditions for a license to exploit the Licensed Articles in such Foreign Territory.  If at any time during such sixty (60) day period the Parties agree to terminate such negotiations and/or if the Parties do not enter a final binding written agreement within such sixty (60) day period, then Syratech shall have no right whatsoever to exploit the Licensed Articles in the applicable Foreign Territory.  If VEW thereafter receives a written proposal from a third party setting forth terms and conditions for a license to exploit the Licensed Articles in such Foreign Territory, VEW shall so notify Syratech and Syratech shall have the right to negotiate on a non-exclusive basis with VEW in good faith with respect to the terms and conditions for a license to exploit the Licensed Articles in such Foreign Territory.  It is expressly acknowledged and agreed that unless the Parties reach and enter an agreement with respect to such terms and conditions for such Foreign Territory, VEW shall have the right to license to third parties the rights to exploit the Licensed Articles in such Foreign Territory without any further obligation to Syratech or any third parties deriving rights from Syratech whatsoever (financial, legal or otherwise).

(d)                                 Subject to all the terms and conditions of this Agreement and Syratech’s full performance of all of its material obligations in accordance therewith, if VEW receives a written proposal from a third party setting forth terms and conditions for a license to exploit the Licensed Articles in any Foreign Territory and Syratech does not already have a license to exploit the Licensed Articles therein (and Syratech has not previously failed to submit a Foreign Territory Proposal for such Foreign Territory in accordance with Paragraph 7(b)(ii) above), VEW shall notify Syratech and Syratech shall have the right to negotiate on a non-exclusive basis with VEW in good faith with respect to the terms and conditions for a license to exploit the Licensed Articles in such Foreign Territory.  It is expressly acknowledged and agreed that unless the Parties reach and enter an agreement with respect to such terms and conditions for such Foreign Territory, VEW shall have the right to license to third parties the rights to exploit the Licensed Articles in such Foreign Territory without any further obligation to Syratech or any third parties deriving rights from Syratech whatsoever (financial, legal or otherwise).

(e)                                  Notwithstanding any contrary provisions of this Agreement, Syratech shall have no right to distribute, sell, advertise, promote and/or otherwise exploit the Licensed Property or any rights therein in any Foreign Territory unless and until expressly authorized in advance in writing by VEW and solely in accordance with this Paragraph 7.

The Parties intend that, except to the extent they otherwise agree in writing, any final agreement entered into by the Parties in connection with the authorized exploitation of the Licensed Property in any Foreign Territory by or on behalf of Syratech shall be subject to all the same terms and conditions of this Agreement applicable to the authorized exploitation in the Territory, including, without limitation, VEW’s approvals set forth in Paragraph 11 and the Royalty payments provided for in Paragraph 4; provided that Net Wholesale Sales of the Licensed Property in any such Foreign Territory shall not be applied towards Syratech’s recoupment of any Guaranteed Minimum Royalty.  Notwithstanding the provisions of Paragraphs 7(b)(iii) and 7(c) above, if Syratech submits a Foreign Territory Proposal to VEW for Japan, or if VEW desires to exploit the Licensed Articles in Japan, any negotiation between Syratech and VEW for such Foreign Territory shall be non-exclusive and shall not be required to be for a specific period of time.

8.                                      Payments/Statements.

(a)                                  On a calendar quarterly basis, within forty-five (45) days after the end of each Accounting Period, Syratech shall deliver to VEW the Royalty due VEW for such Accounting Period, together with a written statement which shall be certified as accurate by an authorized Syratech officer and shall set forth, in line itemized detail (by product category, style, retailer, country and/or other recognized geographical nation and/or group of nations), Net Wholesale Sales of the Licensed Property with respect to the relevant Accounting Period and on a year-to-date basis and all information relevant to the calculation thereof, including, without limitation, Syratech’s actual sales of the Licensed Property, the actual prices charged by Syratech for each unit thereof, actual returns of such units and the Royalty due VEW in respect of such sales, as well as such substantiating documentation as may be reasonably requested by VEW, in form and substance satisfactory to VEW.  Such statements shall be furnished to VEW whether or not any Royalties are payable with respect to the relevant Accounting Period.  In addition to the foregoing, Syratech shall provide VEW with monthly statements of Net Wholesale Sales of the Licensed Property not later than fifteen (15) days following the end of the month to which such statement relates.

(b)                                 All payments hereunder shall be made in United States dollars.  Payments based on Net Wholesale Sales of the Licensed Property denominated in a currency other than United States dollars shall be converted to United States dollars at the New York foreign exchange selling rate as published in the Wall Street Journal (or comparable source in the event the Wall Street Journal ceases to exist or fails to publish such exchange rate) on the last business day of each Accounting Period in which such Net Wholesale Sales occur.

(c)                                  Interest at the rate of the overnight prime rate of Citibank in New York, New York, in effect on the date any payment is due hereunder plus three (3) percentage points, shall accrue from and after such date on any amount due but not paid to VEW until the date of actual payment by Syratech.  Such interest shall be calculated daily at the aforesaid rate until payment is made by Syratech.  The payment of such interest in accordance with the terms hereof is in addition to all other remedies available to VEW in the event of a default or termination.

(d)                                 Syratech shall maintain complete and accurate records of sales and returns of the Licensed Property, third party agreements and/or other documents relating to the Licensed Property and the exercise of any rights licensed pursuant to this Agreement, Royalty computations and payment statements.  All statements rendered by Syratech shall be conclusively binding upon VEW unless VEW objects in writing within two (2) years from the date such statement is received by VEW.

(e)                                  During the Term and for four (4) years thereafter, VEW may, at its own expense, audit Syratech’s books, records, agreements and other documents relating to this Agreement and/or the exercise of any rights or performance of any obligations hereunder, including, without limitation, to verify amounts expended and/or consideration received.  VEW may initiate such audit only by giving notice to Syratech at least thirty (30) days prior to the date VEW intends to commence VEW’s audit.  VEW’s audit may be conducted only during regular business hours at such place(s) where Syratech regularly keeps the books, records, agreements and other documents to be examined and such audit shall not unreasonably disrupt Syratech’s business activities at such location.  VEW shall only be entitled to conduct one (1) audit during each one (1) year period.  After rendering a report to VEW, VEW’s auditor will review his written finding with a member of Syratech’s finance staff designated by Syratech so as to attempt to remedy any factual errors and clarify issues that may have resulted from misunderstanding.  If a discrepancy in VEW’s favor is discovered after the review of the auditor’s findings by VEW, Syratech shall immediately pay to VEW the full amount of such discrepancy, and if the amount of such discrepancy is greater than five percent (5%) of any amount paid or required to have been paid to VEW, Syratech shall, together with such payment, also reimburse VEW for VEW’s actual costs of conducting the audit that disclosed such discrepancy, up to a maximum of Ten Thousand Dollars ($10,000).

9.                                      Marketing.

(a)                                  Minimum Advertising Commitment.  Subject to Paragraphs 9(b), 9(c), 9(d), 9(e), 9(g), 9(h), 9(i), 9(j), 9(k) and 9(l), Syratech shall expend the Advertising Commitment for the Term as follows:

(i)                                     In an amount to be determined by the Parties in accordance with the terms of this Agreement, but in no event less than One Hundred Twelve Thousand Five Hundred Dollars ($112,500) in Year One (unless the Packaging Budget is expended in Year Two in accordance with Paragraph 9(i) below);

(ii)                                  One Million Dollars ($1,000,000) in Year Two;

(iii)                               One Million Dollars ($1,000,000) in Year Three;

(iv)                              One Million Dollars ($1,000,000) in Year Four;

(iv)                              One Million Dollars ($1,000,000) in Year Five; and

(v)                                 One Million Dollars ($1,000,000) in Year Six.

Notwithstanding the foregoing, the Advertising Commitment shall equal, and Syratech shall expend, the greater of One Million Dollars ($1,000,000) or three and one-quarter percent (3.25%) of Net Wholesale Sales each Contract Year beginning with Year Two; provided, however, that if three and one-quarter percent (3.25%) of Net Wholesale Sales for such Contract Year exceeds One Million Dollars ($1,000,000), then Syratech shall expend such excess amount (the “Excess”) during the immediately subsequent Contract Year as part of the Advertising Commitment for such subsequent Contract Year set forth above.  For example and for the avoidance of doubt, if three and one-quarter percent (3.25%) of Net Wholesale Sales at the end of Year Two equals One Million One Hundred Thousand Dollars ($1,100,000) then Syratech shall expend an additional One Hundred Thousand Dollars ($100,000) as the Advertising Commitment in Year Three for a total Advertising Commitment in Year Three of One Million One Hundred Thousand Dollars

($1,100,000).  If at the end of Year Six there is an Excess, and the Parties agree to extend the Agreement beyond the Term in accordance with Paragraph 6(b) above, Syratech shall expend the Excess for Year Six in the first year or partial year of such extension in addition to and as part of the Advertising Commitment for such year or partial year.

(b)                                 Portfolio Fee.  During the Term Syratech shall pay VEW a Portfolio Fee as follows:  (i) Fifty Thousand Dollars ($50,000) in Year One payable as follows: Sixteen Thousand Six Hundred Sixty Six Dollars and Sixty Seven Cents ($16,666.67) on or before April 1, 2003 and Sixteen Thousand Six Hundred Sixty Six Dollars and Sixty Six Cents ($16,666.66) on or before each of July 1, 2003 and October 1, 2003; and (ii) One Hundred Thousand Dollars ($100,000) for each Contract Year thereafter payable as follows: Twenty Five Thousand Dollars ($25,000) in equal calendar quarterly payments on or before January 1, April 1, July 1 and October 1 of each Contract Year.  Syratech may deduct the Portfolio Fee actually paid to VEW during any Contract Year from the Advertising Commitment to be expended by Syratech during the same Contract Year.  VEW shall use reasonable efforts to provide Syratech with up to five (5) complimentary guest passes to all fashion and/or charity events produced and/or sponsored by VEW; it being acknowledged and agreed that (i) VEW shall have no obligation to provide any such guest passes to fashion and/or charity events if in VEW’s reasonable opinion attendance at such events must be limited (e.g., the event is solely for fashion magazine editors, etc.); and (ii) in any event VEW’s failure to provide such guest passes shall not be deemed a breach of this Agreement.  VEW has the right to acknowledge its licensees as sponsors at any fashion and/or charity event, at VEW’s discretion.  If VEW chooses to acknowledge Syratech as a sponsor of any such fashion and/or charity event, VEW shall acknowledge Syratech as a sponsor of such fashion and/or charity event on comparable terms as VEW accords any other comparable licensee of VEW sponsoring such fashion and/or charity event.

(c)                                  Public Relations Fee.  During the Term Syratech shall pay VEW a PR Fee payable as follows:

(i)                                     In Year One, Syratech shall pay VEW Twenty Five Thousand Dollars ($25,000) on July 1, 2003;

(ii)                                  In Year Two, Syratech shall pay VEW Fifty Thousand Dollars ($50,000) in equal calendar quarterly payments of Twelve

Thousand Five Hundred Dollars ($12,500) each on or before January 1, 2004, April 1, 2004, July 1, 2004 and October 1, 2004;

(iii)                               In Year Three, Syratech shall pay VEW Fifty Two Thousand Five Hundred Dollars ($52,500) in equal calendar quarterly payments of Thirteen Thousand One Hundred Twenty Five Dollars ($13,125) each on or before January 1, 2005, April 1, 2005, July 1, 2005 and October 1, 2005;

(iv)                              In Year Four, Syratech shall pay VEW Fifty Five Thousand One Hundred Twenty Five Dollars ($55,125) in equal calendar quarterly payments of Thirteen Thousand Seven Hundred Eighty One Dollars and Twenty Five Cents ($13,781.25) each on or before January 1, 2006, April 1, 2006, July 1, 2006 and October 1, 2006;

(v)                                 In Year Five, Syratech shall pay VEW Fifty Seven Thousand Eight Hundred Eighty One Dollars ($57,881) in equal calendar quarterly payments of Fourteen Thousand Four Hundred Seventy Dollars and Twenty Five Cents ($14,470.25) each on or before January 1, 2007, April 1, 2007, July 1, 2007 and October 1, 2007; and

(vi)                              In Year Six, Syratech shall pay VEW Sixty Thousand Seven Hundred Seventy Five Dollars ($60,775) in equal calendar quarterly payments of Fifteen Thousand One Hundred Ninety Three Dollars and Seventy Five Cents ($15,193.75) each on or before January 1, 2008, April 1, 2008, July 1, 2008 and October 1, 2008.

Syratech may deduct the PR Fee actually paid to VEW during any Contract Year from the Advertising Commitment to be expended by Syratech during the same Contract Year.

(d)                                 Public Relations Expenses.

(i)                                     During the Term Syratech shall pay VEW PR Expenses payable as follows:  In Year One, Syratech shall pay VEW Twelve Thousand Five Hundred Dollars ($12,500) on July 1, 2003.  For each

Contract Year during the Term thereafter, Syratech shall pay VEW Twenty Five Thousand Dollars ($25,000) in equal calendar quarterly payments of Six Thousand Two Hundred Fifty Dollars ($6,250) each on or before January 1, April 1, July 1 and October 1 of each Contract Year.

(ii)                                  Upon Syratech’s prior written request at the end of any Contract Year, VEW shall provide Syratech with reasonable documentation substantiating the aggregate dollar amount of its expenditures in connection with public relations activities promoting the Licensed Property (alone and/or together with other Vera Wang branded products) during such Contract Year.  VEW shall not use more than Five Thousand Dollars ($5,000) of the PR Expenses to pay for any single item without Syratech’s prior written approval.  To the extent such documentation indicates that such expenditures are less than the PR Expenses actually paid to VEW during such Contract Year, Syratech shall have the right to credit the difference against the portion of the Advertising Commitment to be expended by Syratech during the immediately succeeding Contract Year pursuant to Paragraphs 9(f) and 9(g).   Without limitation of the foregoing, Syratech may credit the PR Expenses actually paid to VEW during each Contract Year against the Advertising Commitment to be expended by Syratech during the same Contract Year.

(e)                                  Advertising Expenses.

(i)                                     During the Term Syratech shall pay VEW Advertising Expenses payable as follows:  Beginning with Year Two, for each Contract Year during the Term, Syratech shall pay VEW Twenty Five Thousand Dollars ($25,000) in equal calendar quarterly payments of Six Thousand Two Hundred Fifty Dollars ($6,250) each on or before January 1, April 1, July 1 and October 1 of each Contract Year.  For the avoidance of doubt the Parties acknowledge that no Advertising Expenses will be payable to VEW in Year One.

(ii)                                  Upon Syratech’s prior written request at the end of any Contract Year, VEW shall provide Syratech with reasonable documentation substantiating the aggregate dollar amount of its expenditures in connection with advertising and promoting the Licensed Property (alone and/or together with other Vera Wang branded products) during such Contract Year.  VEW shall not use more than Five Thousand Dollars ($5,000) of the Advertising Expenses to pay for any single item without Syratech’s prior written approval.  To the extent such documentation indicates that such expenditures are less than the Advertising Expenses actually paid to VEW during such Contract Year, Syratech shall have the right to credit the difference against the portion of the Advertising Commitment to be expended by Syratech during the immediately succeeding Contract Year pursuant to Paragraphs 9(f) and 9(g).   Without limitation of the foregoing, Syratech may credit the Advertising Expenses actually paid to VEW during each Contract Year against the Advertising Commitment to be expended by Syratech during the same Contract Year.

(f)                                    Cooperative Advertising.  Subject to Paragraph 9(j), during the Term Syratech’s Coop Ad Spend shall be a minimum of Five Percent (5%) of Net Wholesale Sales per year.  The Coop Ad Spend shall be payable directly by Syratech to High-End Stores that distribute or sell the Licensed Property to the general public.  Syratech shall cause the High-End Stores to produce and disseminate to the general public a reasonable amount of cooperative advertising, marketing and/or promotion of the Licensed Property in exchange for receiving a portion of the Coop Ad Spend.  Syratech shall (i) use all commercially reasonable efforts to ensure that such cooperative advertising is consistent with the high prestige luxury status and first-class quality associated with the Vera Wang brand and VEW and (ii) require any third party recipient of any portion of the Coop Ad Spend pursuant to this Paragraph to immediately withdraw and refrain from any such cooperative advertising in response to a reasonable and good faith objection to such cooperative advertising by VEW.  Notwithstanding any contrary provision of this Agreement, Syratech shall provide VEW with so-called “advertising slicks” of such cooperative advertising for VEW’s prior written approval with respect to all aspects of the use and/or exploitation of the Trademark in connection with the cooperative advertising of the Licensed Property, and Syratech shall use all commercially reasonable efforts to cause all retailers of the Licensed Property to use only such advertising slicks as are mutually approved by the Parties.

(g)                                 Photography/Production/Media Budget.   Subject to Paragraph 9(j), during the Term Syratech shall expend the Photography/Production/Media Budget as follows: (i) Seven Hundred Seventy Five Thousand Dollars ($775,000) in Year Two; (ii) Seven Hundred Ninety Seven Thousand Five Hundred Dollars ($797,500) in Year Three; (iii) Seven Hundred Ninety Four Thousand Eight Hundred Seventy Five Dollars ($794,875) in Year Four; (iv) Seven Hundred Ninety Two Thousand One Hundred Nineteen Dollars ($792,119) in Year Five; and (v) Seven Hundred Eighty Nine Thousand Two Hundred Twenty Five Dollars ($789,225) in Year Six.  Syratech shall (A actively, regularly and meaningfully consult with VEW with respect to all expenditures of the Photography/Production/Media Budget and (B) use the Photography/Production/Media Budget only to advertise in high-end prestige magazines (such as  InStyle or Vogue) that are approved by VEW.  Notwithstanding any contrary provision of this Agreement, any advertising in audio, audio-visual or other media shall be subject to the mutual approval of the Parties, subject to VEW’s final approval rights over all creative aspects of any such advertising.  Syratech may credit the Photography/Production/Media Budget actually expended by Syratech during each Contract Year in accordance with this Agreement against the Advertising Commitment to be expended by Syratech during the same Contract Year.

(h)                                 Launch Budget.  Syratech shall expend the Launch Budget solely in connection with the Launch in a manner mutually approved by the Parties, provided that, in the event the Parties disagree, (i) VEW’s decision shall control with respect to all creative aspects of the Launch (including, without limitation, the locations, guest lists, catering and other matters relating to any event in connection with the Launch), and (ii) Syratech’s decision shall control with respect to the financial and other non-creative aspects of such Launch.  The Parties will endeavor in good faith to reach a compromise if and when the creative and financial aspects conflict with one another.  The Launch Budget shall be non-refundable and non-recoupable against Royalties.  Notwithstanding the foregoing, if the Parties mutually agree that Syratech shall manage some or all of the Launch, all aspects of the Launch and all expenditures of the Launch Budget shall be subject to VEW’s prior written approval, not to be unreasonably denied.  Syratech may deduct the Launch Budget actually paid to VEW during the Contract Year in which the Launch occurs from the Advertising Commitment to be expended by Syratech during such Contract Year.

(i)                                     Packaging Budget.  Syratech shall spend the Packaging Budget during Year One or, solely if mutually agreed to by the Parties, in Year Two.  If the Packaging Budget is spent in Year One, Syratech may deduct the Packaging Budget from the Advertising Commitment to be expended by Syratech in Year One.  If the Packaging Budget is spent in Year Two, Syratech may not deduct the Packaging Budget from the Advertising Commitment to be expended by Syratech in Year Two.  All expenditures of the Packaging Budget shall be subject to the mutual approval of the Parties, provided that, in the event the Parties disagree, (i) VEW’s decision shall control with respect to all creative aspects of packaging for the Licensed Property and (ii) Syratech’s decision shall control with respect to the financial and other non-creative aspects of such packaging.  The Parties will endeavor in good faith to reach a compromise if and when the creative and financial aspects conflict with one another.  Notwithstanding the foregoing, if VEW incurs any costs or expenses in connection with designing and packaging for the Licensed Property, Syratech shall reimburse VEW for such actual costs and expenses and may use the Packaging Budget for such reimbursement.

(j)                                     Guidelines and Adjustments.  Notwithstanding any contrary provision of this Paragraph 9, but provided Syratech pays VEW the Portfolio Fee, the PR Fee, the PR Expenses and the Advertising Expenses as required herein, the Parties acknowledge and agree that the amounts Syratech is required to expend pursuant to Paragraphs 9(f), 9(g), 9(h) and 9(i) (the “Targeted Amounts”) are intended to be guidelines and that the amounts actually expended pursuant to such clauses may be more or less than the Targeted Amounts, subject to the following:

(i)                                     The Coop Ad Spend during any Contract Year shall in no event be less than five percent (5%) of the projected Net Wholesale Sales for such Contract Year;

(ii)                                  Any expenditures with respect to the Photography/Production/Media Budget, the Launch Budget and/or the Packaging Budget that are materially greater than or less than the applicable Targeted Amount shall be subject to the mutual approval of the Parties; and

(iii)                               Each Contract Year Syratech shall expend the entire portion of the Advertising Commitment applicable to such Contract Year.

(k)                                  Advertising, Media, Marketing and Public Relations Plans.

(i)                                     The Parties shall collaborate with each other to (A) create annual advertising budgets and media, marketing and public relations plans for the Licensed Property (which budgets and plans shall conform to mutually agreed business standards applicable to the markets for the Licensed Property in the Territory (and, if applicable, the markets for the Licensed Property in any Foreign Territory for which VEW licenses Syratech the right to exploit the Licensed Property pursuant to this Agreement) and be consistent with the prestige luxury status of the Trademarks) and (B) select outside advertising and/or public relations agencies to be retained in connection with the development and/or implementation of such budgets and plans.  In the event the Parties disagree with respect to the creation, development and/or implementation of any such budgets and plans, (i) VEW’s decision shall control with respect to all creative aspects of such budgets and plans, including, without limitation, the selection of persons actually providing creative services (e.g., photographers, artists, copywriters, etc.) and all advertisements and marketing and public relations materials and events, and (ii) Syratech’s decision shall control with respect to all the financial and all the other non-creative aspects of such budgets and plans, including, without limitation, media buys and the allocation of funds for media production.  The Parties will endeavor in good faith to reach a compromise if and when the creative and financial aspects conflict with one another.

(ii)                                  (A) All advertising campaigns and all advertising, marketing, public relations and promotional materials and (B) the implementation of all advertising campaigns, the placement of all advertisements and the execution of public relations and promotional events, shall be consistent with the prestige luxury status of the Trademarks and the Vera Wang brand, and all creative aspects thereof shall be subject to VEW’s approval.

(l)                                     Creative Services.

(i)                                     The advertising agencies to be used to provide creative services in connection with advertising and promoting the Licensed Property shall (A) have substantial and meaningful experience providing creative services in connection with advertising and promoting products sold by or on behalf of prestige luxury designers and/or brands and (B) be subject to the mutual approval of the Parties.  Syratech shall bear and be responsible for all fees, costs and expenses payable or reimbursable to any such advertising agencies, and, provided that all such fees, costs and expenses are in accordance with an advertising budget mutually approved by the Parties in accordance with Paragraph 9(k)(i), Syratech shall be entitled to deduct such fees, costs and expenses actually paid to such advertising agencies during any Contract Year (solely to the extent such fees, costs and expenses directly pertain to advertising and promotion of the Licensed Products) from the Advertising Commitment to be expended by Syratech during the same Contract Year.

(ii)                                  Notwithstanding any contrary provision of this Agreement the Parties may mutually agree to use VEW’s own in-house creative services department provide creative services in connection with the creation and development of advertising and/or promotional materials, including, without limitation, consumer advertising, product videos, press kits, media purchases and web-site development and maintenance.  If VEW so chooses to use its own in-house creative services department, the Parties acknowledge and agree that (A) Syratech shall pay VEW for all its costs and expenses in connection with providing services and creating materials hereunder plus a fee of eighteen percent (18%) of all such costs and expenses and (B) Syratech shall be entitled to deduct such monies paid to VEW pursuant to this Paragraph 9(l)(ii) during any Contract Year from the Advertising Commitment to be expended by Syratech during the same Contract Year.

10.                               Gifts and VEW Purchases; Statement Pieces; Samples and Prototypes.

(a)                                  During each Contract Year of the Term, Syratech shall provide VEW (at no cost to VEW) with items of the Licensed Property as and when requested by VEW for VEW’s non-resale use in connection with gifts for celebrities and the press.  The aggregate costs of the items provided to VEW pursuant to this Paragraph 10(a) shall not exceed Fifteen Thousand Dollars ($15,000) per Contract Year based on Syratech’s actual wholesale price less forty percent (40%) without Syratech’s prior approval.  In addition, VEW shall have the right to purchase additional items of the Licensed Property for VEW’s non-resale purposes at prices equal to Syratech’s actual wholesale price less forty percent (40%).

(b)                                 The Parties agree to collaborate in connection with the design and manufacturing of so-called “inspirational pieces” to be showcased and used for editorial and promotional purposes.  The number of, designs and costs of such inspirational pieces shall be subject to the mutual approval of the Parties.

11.                               Approvals and Responsibilities.

(a)                                  General.  Except as expressly set forth in this Agreement (including, without limitation, as set forth in Paragraph 11(b)), Syratech shall be solely responsible for all obligations (financial, legal and otherwise) in connection with the design, manufacture, distribution, sale, advertising, promotion and/or other exploitation of rights in the Licensed Property.

(b)                                 Design and Manufacturing.  VEW and Syratech shall collaborate with respect to all aspects of merchandising and product development for the Licensed Property in order to take maximum advantage of each Party’s expertise, provided that all aspects of the design of the Licensed Property shall be subject to VEW’s approval, and Syratech shall not manufacture any pre-production sample, production sample or item of Licensed Property hereunder without VEW’s approval.  Subject to the immediately preceding sentence, the design and manufacturing process hereunder with respect to items of Licensed Property shall be as follows:

(i)                                     Designs; Pre-Production Samples.  During each Contract Year, (A) VEW shall provide Syratech with designs for the Licensed

Property, (B) Syratech shall have the right, but not the obligation, to provide VEW with its own designs for the Licensed Property for VEW’s approval and (C) either Party may provide the other Party with suggestions for additions and/or other changes.  If VEW provides its approval of the design of any item of the Licensed Property (whether designed by VEW or designed by Syratech in accordance with this Paragraph 11(b)) Syratech shall produce a pre-production sample of such item that conforms in all material respects to the design approved by VEW for such item, and Syratech shall submit such pre-production sample to VEW for VEW’s approval.

(ii)                                  Production Samples; Manufacture.  If VEW approves the pre-production sample of any item of the Licensed Property, Syratech shall manufacture a production sample that conforms in all material respects to the approved pre-production sample for such item and submit such production sample to VEW for VEW’s approval before proceeding to the large-scale manufacture, distribution and/or sale of such item of the Licensed Property as permitted hereunder.  VEW will consider each production sample submitted hereunder in good faith; provided that VEW is under no obligation to approve any minimum number of production samples.  If VEW approves a production sample of any item of the Licensed Property, all units of such item of the Licensed Property manufactured, distributed, sold and/or otherwise exploited pursuant to this Agreement shall conform in all material respects to the approved production sample for such item (i.e. other than incidental changes which do not materially alter the design).

(c)                                  Packaging.  Subject to VEW’s approval and ownership rights set forth herein, Syratech shall be responsible for all obligations (financial, legal and otherwise) in connection with designing and producing the packaging for the Licensed Property.  All aspects of the packaging materials for the Licensed Property, including, without limitation, the costs thereof, shall be reasonably consistent with the prestige luxury status of the VEW brand and other VEW packaging. All packaging for the Licensed Property shall be subject to the mutual approval of the Parties, provided that in the event the Parties disagree,  (i) VEW’s decision shall control with respect to all creative aspects of packaging for the Licensed Property and (ii) Syratech’s decision shall control with respect to all the financial and all the other non-creative aspects of such packaging.  The Parties will endeavor in good faith to reach a compromise if and when the creative and financial aspects conflict with one another.  Without limitation of the foregoing, Syratech shall regularly and meaningfully consult with VEW and seek VEW’s input in connection with the design and manufacture of such packaging, including, without limitation, creating and revising proposed packaging designs for the Licensed Property based on Syratech’s and/or VEW’s ideas and recommendations and submitting such designs to VEW in reasonable advance time for VEW to exercise its approval rights hereunder in accordance with Syratech’s reasonable production schedule and until such time as any packaging design is finally approved.

(d)                                 Approvals.  With respect to any instance in which VEW’s approval is required hereunder, (i) such approval shall only be valid if it is given in advance and in writing, (ii) VEW shall seek to exercise its approval rights within a reasonable time period after its receipt of a request therefor and (iii) in instances where VEW does not provide its approval, it shall inform Syratech of the basis for VEW’s disapproval.  Notwithstanding any contrary provision of this Agreement and without limitation of any other approval rights of VEW hereunder, (i) Syratech shall not manufacture, distribute and/or sell any item of the Licensed Property without VEW’s prior written approval thereof, (ii) all advertising, marketing, promotion and publicity in connection with the Licensed Property shall be subject to VEW’s prior written approval, (iii) VEW shall have prior written approval in its sole and absolute discretion over all aspects of the use and/or exploitation of the Trademarks, whether or not used in connection with the Licensed Property and/or in connection with the marketing, advertising and/or promoting of the Licensed Property and (iv) if VEW does not grant or deny any approval within ten (10) business days after its receipt of Syratech’s request therefor, such request shall be deemed disapproved.

(e)                                  Personal Appearances.

(i)                                     During the Term, VEW shall cause Vera E. Wang to be available for up to five (5) days per Contract Year (including travel days and in no event for more than three (3) consecutive days) for Personal Appearances.  Notwithstanding any contrary provision of this Agreement, Vera E. Wang’s failure to make any particular Personal Appearance shall not be a breach of this Agreement so long as she is actually available for up to five (5) days per Contract Year during the Term to make Personal Appearances pursuant to this clause (i).

(ii)                                  With respect to each Personal Appearance, Syratech shall, at VEW’s option, pay or reimburse VEW for first-class round-trip airfare, separate first-class hotel accommodations and private and exclusive ground transportation for each of Vera E. Wang and Chet Hazzard, and round-trip airfare (coach class for domestic flights; business class for international flights), hotel accommodations and ground transportation, approved in advance by Syratech, for all other personnel required by VEW for purposes of each such Personal Appearance.

(f)                                    Performance of Obligations; Syratech Representatives.  Syratech shall at all times perform all its obligations hereunder and otherwise conduct itself in a first-class manner consistent with the prestige luxury status of the Vera Wang brand.  Upon execution of this Agreement, Syratech agrees to assign one (1) dedicated marketing manager to work exclusively with VEW and third parties on matters relating to this Agreement who shall be an executive of Syratech with significant experience in prestige luxury flatware, prestige luxury silver gift products and other luxury goods.  The marketing manager shall oversee the strategic plans for the Licensed Property, including without limitation, the development and implementation of strategic initiatives, advertising, marketing and sales plans, etc.  VEW may in good faith request that Syratech replace the dedicated marketing manager assigned pursuant to this Paragraph 11(f), and, upon such request, Syratech shall assign a new person to serve as the dedicated marketing manager subject to the foregoing qualifications set forth in this Paragraph 11(f).  Syratech shall also, at its own cost and expense, (i) make one (1) or more persons (subject to VEW’s reasonable approval) available to work with VEW’s staff and representatives for the purpose of educating Syratech with respect to the image and status of the Vera Wang brand and the Trademarks and the building and maintenance of such image and status in the Territory through exploitation of the Licensed Property, and (ii) participate in not less than two (2) design meetings relating to the Licensed Articles and Licensed Property during each Contract Year.  VEW agrees to assign one (1) executive who is dedicated to the home or decoration markets to work non-exclusively with Syratech and third parties on matters relating to this Agreement.

(g)                                 Compliance with Human Rights and Labor Standards.  Syratech represents and warrants that the development, manufacture, distribution, sale, advertising, promotion and/or other exploitation of the Licensed Property shall in each instance be in accordance with all applicable federal, state, provincial, local, and municipal laws, orders and regulations.  Syratech shall require all third parties providing services and/or materials to Syratech to sign a Certification of Compliance in the form attached hereto as Schedule C with respect to human rights and labor standards, and Syratech shall immediately terminate any such third parties providing services to Syratech upon ascertaining, whether through VEW or otherwise, that any such third parties are not in compliance with such human rights and/or labor standards.  VEW may, upon reasonable prior written notice, require the inspection of the manufacture of the Licensed Property and Syratech’s facilities and of any other persons or entities (each a “Manufacturer”) engaged in manufacturing or supplying Licensed Property.  The parties hereby agree that such inspection shall be performed at Licensor’s sole expense by an independent inspector who (i) is approved by each of the Parties, such approval not to be unreasonably delayed or denied; and (ii) agrees to enter into a confidentiality provision which adheres to the confidentiality provisions set forth in this Agreement.  VEW shall have the right to refuse approval of any items of Licensed Property manufactured by a Manufacturer that such third party independent inspector determines were not made in accordance with the human rights and labor standards described in Schedule C; in which case Syratech shall reimburse VEW for VEW’s actual costs of conducting such third party inspection, including the costs and expenses of such independent inspector, up to a maximum of Fifteen Thousand Dollars ($15,000).

(h)                                 Inspections.  VEW and/or its duly authorized representatives shall have the right, during the Term during normal business hours and upon reasonable prior notice, to inspect the facilities utilized by Syratech or its sub-licensees or affiliates in connection with the manufacture of the Licensed Property and to examine items of the Licensed Property in process of manufacture, including, without limitation, to certify compliance with all trademark, copyright, human rights and labor (including, without limitation, child labor) and environmental laws, rules, regulations and ethical standards.

12.                               Costs and Expenses.

The Parties shall have mutual approval over all costs and expenses not otherwise provided for herein to be incurred in connection with the design, manufacture, production, distribution, sale, advertising and promotion of the Licensed Articles and the

Licensed Property, including, without limitation, all costs and expenses to be incurred by VEW arising out of actions undertaken by or on behalf of VEW at Syratech’s request, including, without limitation, services, materials, travel and accommodations; provided that Syratech shall be solely responsible (financially, legally and otherwise) for all such costs and expenses.  Syratech shall pay all costs and expenses incurred by VEW pursuant to this Paragraph within thirty (30) days after VEW’s submission of bills to Syratech for such costs and expenses.

13.                               Restrictions on Use.

(a)                                  Syratech shall not, and shall contractually obligate any third parties with whom Syratech enters any agreements in connection with the development, manufacture, distribution, sale, advertisement, promotion and/or other authorized use of the Licensed Property hereunder not to, use nor cause, authorize or permit any use of the Trademarks, the Licensed Articles, the Licensed Property and/or any component of any of the foregoing for any purpose not expressly authorized hereunder.  For the avoidance of doubt, other than with respect to the distribution and sale of Closeout Licensed Property to Closeout Customers, Syratech shall not, and shall have no right to, engage in any distribution or sales of the Licensed Property to consumers other than to High-End Stores.

(b)                                 Syratech acknowledges and agrees that: (i) VEW exclusively retains all authority to control and owns all right, title and interest, including, without limitation, all copyrights, trademarks and other rights therein (and all renewals and extensions thereof), throughout the universe in perpetuity in and to (A) all proprietary elements incorporated into the Licensed Property which belonged to VEW prior to such incorporation; (B) the Trademarks, and all designs (other than generic designs), logos, packaging and/or other materials that incorporate the Trademarks, including, without limitation, the Licensed Property; and (C) all trademarks created in connection with the Licensed Property other than to the extent such new trademarks incorporate the trademarks “Syratech”, including, without limitation, in connection with individual items of the Licensed Property (all items set forth in clauses (A), (B) and (C) above are collectively referred to hereafter as the “VEW Licensed Names”); (ii) all use by Syratech of the VEW Licensed Names shall inure solely to VEW’s benefit; and (iii) Syratech will obtain no proprietary or other rights in or to the VEW Licensed Names by virtue of such incorporation, any use or exploitation Syratech may make thereof or any other reason whatsoever.

(c)                                  Syratech will exploit and display the VEW Licensed Names only in such form or manner as shall be specifically approved in advance in writing by VEW.  Syratech recognizes the great value of the publicity and good will associated with the VEW Licensed Names and acknowledges that such good will belongs exclusively to VEW.  Syratech acknowledges and agrees that all use of the VEW Licensed Names affect the image and goodwill associated with VEW, its businesses and activities.  Syratech shall obtain VEW’s prior written approval with respect to any activities hereunder relating to or affecting the VEW Licensed Names and/or any other VEW-owned intellectual property or goodwill for purposes of quality control and shall only use such material in connection with Syratech’s rights pursuant to this Agreement.

(d)                                 Syratech shall not use any name or names in connection with the Trademarks in any advertising, publicity, labeling, packaging or printed matter of any kind utilized by Syratech in connection with the Licensed Property except for Syratech’s trade names and trademarks set forth on Schedule D hereto or  that are approved by VEW in advance in writing to indicate that Syratech is selling the Licensed Property under the Trademarks or as may otherwise be required by law or governmental rule or regulation.  Syratech shall cause such legends, markings and notices as VEW shall reasonably require to appear on all units of the Licensed Property (and/or any tags, labels, containers, packaging and the like used in connection therewith) for trademark, copyright, product liability and/or other purposes.  Notwithstanding the foregoing, VEW agrees that Syratech exclusively retains all authority to control and owns all right title and interest to the trademarks “Syratech”, “Wallace” and “Towle” to the extent Syratech owns such trademarks as of the date of this Agreement.

(e)                                  During the Term, Syratech shall not solicit, negotiate, or enter any agreement with any third party with respect to the design, production, manufacture, distribution, sale, advertisement, promotion and/or other exploitation of flatware or silver gifts related to any fashion designers who primarily design luxury women’s bridal apparel, as set forth on Schedule E (each a “VEW Competitor”) attached hereto and incorporated herein by this reference (or any of their parent, subsidiary, affiliated or related entities).  Notwithstanding any contrary provision of this Agreement, Syratech shall not be obliged to cancel or terminate, or cause to be cancelled or terminated, any agreement that an affiliate or subsidiary of Syratech, or entity acquired by Syratech after the date of execution of this Agreement, other than any Syratech affiliate or subsidiary exercising rights pursuant to this Agreement, may have entered into with any third party set forth on Schedule E prior to the date of execution of this Agreement (provided that

Syratech has notified VEW in writing of all such agreements and the subject matter thereof (but not the financial terms contained therein) prior to execution of this Agreement.); or, in case of any entity acquired by Syratech, prior to the date of such acquisition.

(f)                                    During any Contract Year Syratech shall not manufacture quantities of any items of the Licensed Property in excess of the amount of such item(s) Syratech in its good faith business judgment (which Syratech shall substantiate to VEW upon VEW’s request by means of supporting documentation, including, without limitation, verifiable sales plans) reasonably anticipates it can sell to High End Stores during such Contract Year.  Without limitation of the foregoing, the Parties acknowledge that during any given Contract Year, there may be quantities of the Licensed Property which Syratech is unable to sell to High End Stores after the exercise of commercially reasonable efforts.  In such event, Syratech shall submit for approval by VEW a detailed written report setting forth the unsold items of Licensed Property which Syratech desires to sell as Closeout Licensed Property.  VEW shall determine within fifteen (15) days after receipt of such report which items of Licensed Property, if any, are approved for sale to Closeout Customers as Closeout Licensed Property and shall notify Syratech of the same, in which case such Closeout Licensed Property may be sold to Closeout Customers subject to the terms and conditions set forth herein, including without limitation, the payment of Royalties to VEW in accordance with Paragraph 4.  For those items of the Licensed Property which are not approved by VEW as Closeout Licensed Property, Syratech shall, as directed by VEW in its discretion, either (i) provide such Licensed Property to VEW and/or any VEW owned or controlled retail store at a price to be mutually agreed to by the Parties; provided that Syratech shall not be obligated to pay VEW a royalty on any such sales of Licensed Property to VEW and/or any VEW owned or controlled retail store; or (ii) dispose of such Licensed Property by another means of liquidation to be agreed upon by the Parties in good faith.  Notwithstanding anything to the contrary contained herein, in no event shall Syratech have the right during any Contract Year to sell or distribute more than twenty percent (20%) of the aggregate amount of Licensed Property produced during such Contract Year as Closeout Licensed Property.

(g)                                 Notwithstanding section (f) above, it is expressly acknowledged and agreed that the twenty percent (20%) limitation on Licensed Property shall not apply to Licensed Property that is seasonal in nature (e.g., a silver Christmas ornament) (“Seasonal Items”).  During the Term, the schedule for the sale of Seasonal Items to Closeout Customers shall be subject to the mutual approval of Syratech and VEW; it being acknowledged and agreed that such schedule shall permit Syratech to sell Seasonal Items as expeditiously as possible.

14.                               Sales to VEW.

(a)                                  Upon VEW’s request at any time during the Term, Syratech agrees to sell items of the Licensed Property to VEW in the quantities and styles requested by VEW (for resale by VEW in VEW owned or controlled retail stores) at wholesale prices for such Licensed Property less a discount of twenty-two percent (22%).  VEW acknowledges and agrees that Syratech shall not be obligated to sell items of the Licensed Property to VEW in any Contract Year in amounts that are in excess of five percent (5%) of Syratech’s projected Net Wholesale Sales for such Contract Year.

(b)                                 All sales to VEW pursuant to this Paragraph 14 shall be included in Net Wholesale Sales hereunder.

15.                               Syratech Showroom.

Syratech shall spend a maximum of One Hundred Thousand Dollars ($100,000) to build out a dedicated portion of its showroom located in New York City (clearly separated from the other parts of the showroom) and/or build a first-class showroom in New York City that reflects the style and prestige luxury status of the Vera Wang brand at a location selected by Syratech.  Syratech shall be solely responsible for all costs and expenses in connection with building and maintaining the showroom, including, without limitation, the costs of furniture, fixtures and décor, subject to a budget to be mutually agreed to by the Parties.

16.                               Ownership Rights.

(a)                                  Syratech hereby irrevocably acknowledges and agrees that Syratech’s services, the results and proceeds thereof and any and all contributions made to the Licensed Property, Trademarks and/or VEW Licensed Names by Syratech and/or its agents and/or their respective employees, and all materials related to any of the foregoing (collectively, the “Material”) shall be deemed “work made for hire” specially ordered and commissioned by VEW pursuant to the United States Copyright Act and all similar laws throughout the universe in perpetuity (collectively, the “Act”).  The Material includes, without limitation, all trademarks, designs, plans, specifications, information and marketing materials designed and/or created in connection with the Licensed Articles, Licensed Property, Trademarks and/or VEW Licensed Names, but excludes the molds and tooling created, designed and /or used to develop and manufacture the Licensed Property (the “Tooling”).

(b)                                 Syratech irrevocably acknowledges and agrees that VEW is and shall be the exclusive owner of all now or hereafter known or existing rights of every kind pertaining to the Material, the Trademarks, all other VEW trademarks and all elements of each of the foregoing, for all uses, whether now or hereafter known or existing, in any and all languages, formats and media now or hereafter known or existing, throughout the universe in perpetuity, including, without limitation, all copyrights, trademarks and other rights therein (and all renewals, extensions, restorations and additional periods of protection now recognized or hereafter enacted) (collectively, the “Rights”).  If, despite the intentions of the Parties, the Material or any portion thereof is not deemed “work-made-for-hire” for VEW under the Act, Syratech hereby irrevocably grants, assigns and vests all the Rights in the Material exclusively to VEW throughout the universe in perpetuity.  Syratech shall promptly execute any documents reasonably requested by VEW in order to evidence, effectuate, protect and/or enforce VEW’s rights under this Agreement.  Upon Syratech’s failure to execute such documents within five (5) days following VEW’s request therefor, Syratech hereby appoints VEW as its attorney-in-fact authorized to execute such documents (it being understood that such appointment is a power coupled with an interest and therefore irrevocable) with full power of substitution and delegation.

(c)                                  Notwithstanding any contrary provision of this Agreement, all right, title and interest in and to any and all Syratech trademarks, and designs, plans, marketing and other materials created by Syratech but not submitted to VEW or submitted but not approved by VEW and not used in connection with the Licensed Property, and the Tooling are and shall be owned by Syratech (the “Syratech Material”); provided, however, that nothing contained herein shall grant Syratech the right to use any Material, or the  Tooling, except as expressly set forth herein during the Term.  Nothing contained herein shall grant VEW the right to use any Syratech Materials except in connection with Licensed Property or as otherwise approved by Syratech.

(d)                                 VEW has registered and/or shall register and maintain the Trademarks in the Territory during the Term at VEW’s cost and expense, and Syratech shall promptly execute any and all documents VEW deems necessary or advisable to effectuate or facilitate such registrations.  The Parties shall consult with each other before applying for patent protection in connection with the Licensed Property during the Term.

(e)                                  Syratech agrees, and shall cause its employees and agents to agree, to promptly inform VEW of any use by any person or entity of any copyright, trademark, servicemark, design, mark, name or other designation or proprietary right, that is similar to or in any way resembles the Trademarks, the Licensed Property, any component thereof or any proprietary right of VEW which comes to the attention of Syratech.  VEW shall have the sole right to determine whether or not any action shall be taken on account of any infringement and Syratech shall join in such action or otherwise assist and cooperate with VEW at VEW’s expense if VEW so requests.  Syratech may only take action with respect to the Licensed Property with prior written approval from VEW.

17.                               Insurance.

(a)                                  At all times commencing upon the execution of this Agreement and continuing for so long as any item of or material relating to the Licensed Property is manufactured, distributed, sold, advertised, promoted and /or otherwise exploited by or on behalf of Syratech pursuant to this Agreement or throughout the Term, whichever period is longer, Syratech shall maintain in full force and effect (at its sole cost and expense) insurance coverage in connection with the exercise of rights granted herein, including without limitation, comprehensive general liability insurance for coverage against all forms of liability for death or injury to any individual, and for loss or damage to property, and including product liability insurance covering any product, material, component or activity relating to the Licensed Property in the amount of at least Five Million Dollars ($5,000,000) per occurrence and Ten Million Dollars ($10,000,000) in the aggregate; and such Workers Compensation and any other insurance as is required pursuant to applicable state law (all such insurance coverage collectively, the “Insurance”).  The Insurance shall be placed with an insurer or insurers of recognized worth and reputation, duly licensed to carry on the business of insurance throughout the Territory and shall name Vera Wang, VEW and their respective affiliated and related entities and each of their respective officers, directors, shareholders (if any), members, employees, successors, assigns, heirs, representatives and agents as additional named insureds.  Notwithstanding any other insurance which VEW may obtain or maintain, the Insurance shall provide for a reasonable and customary deductible for which Syratech shall be solely responsible and may provide for (i) only reasonable and customary exclusions, which shall not exclude VEW or any of its affiliates, subsidiaries or related entities; and (ii) primary coverage and not contributory coverage.  Syratech shall provide not less than thirty (30) days prior written notice to VEW of cancellation, termination or modification of the Insurance and shall also provide VEW with a certificate of insurance as evidence of the Insurance prior to, or as soon as practicable after, the execution hereof.

(b)                                 Syratech shall have the right, but not the obligation, to purchase for its own account (and at its sole cost and expense) a life insurance policy on the life of Vera E. Wang in such form as it deems advisable and in connection therewith VEW shall cause Vera E. Wang to submit to one (1) physical examination to be conducted by Vera E. Wang’s personal physician, the results of which VEW shall cause to be provided directly to the insurance company from whom Syratech intends to purchase such insurance.  Notwithstanding the foregoing, such insurance is not a condition to any rights or obligations under this Agreement, and Syratech’s election not to obtain or failure to obtain any such insurance (unless due to Vera E. Wang’s failure to submit to a physical examination) shall not relieve Syratech of any of its obligations hereunder.

18.                               Termination.

(a)                                  Without limiting any other termination right available to VEW at law or in equity, this Agreement may be immediately terminated by VEW if:

(i)                                     Syratech materially breaches or is in default of this Agreement or otherwise fails to perform its obligations hereunder and such material breach or default or failure continues uncured for a period of thirty (30) days after written notice thereof to Syratech.

(ii)                                  Syratech files a petition in bankruptcy or is adjudicated bankrupt or a petition in bankruptcy is filed against Syratech and is not dismissed within sixty (60) days thereafter, or Syratech becomes insolvent or makes an assignment for the benefit of creditors or files a petition or otherwise seeks relief under or pursuant to any applicable federal, state or provincial bankruptcy, insolvency or reorganization statute or procedure, or a custodian, receiver or trustee is appointed for Syratech or a substantial portion of its business or assets (and such receivership is not discharged within sixty (60) days thereafter).

(iv)                              Syratech sells, transfers, encumbers, hypothecates, parts with possession of, assigns or sub-licenses any rights licensed or granted to Syratech hereunder (or attempts to do any of the foregoing) except as expressly permitted herein.

(v)                                 Syratech and/or any of its key officers or directors is convicted of any felony.

(vi)                              Syratech sells or attempts to sell all or substantially all of its stock and/or assets to a third party that, in VEW’s reasonable opinion, after giving full effect to such third party’s acquisition of Syratech’s stock or Syratech’s operations and/or assets, will not, (A) have a significant presence in the prestige luxury flatware and/or silver gift market; (B) continue Syratech’s prestige luxury business; (C) perform Syratech’s obligations hereunder in a manner that is consistent with the prestige luxury status of the Vera Wang brand; (D) have top management in place with experience and credentials in the prestige luxury flatware and/or silver gift industries comparable to the top management currently in place at Syratech on the date of execution of this Agreement; or (E) provide such top management that is satisfactory to VEW.

(vii)                           Syratech (A) engages in a public offering of its stock and in connection therewith less than fifty percent (50%) of Syratech’s top management (as of the date Syratech completes such a public offering) fails to be employed by Syratech on the date that is eighteen (18) months thereafter; (B) sells all or substantially all its flatware or silver gift operations and/or other assets, or assigns or attempts to assign this Agreement or any of its rights or obligations hereunder, to a VEW Competitor, and/or (C) and/or any of its parent or holding companies enters or seeks to enter a transaction to effect a consolidation or merger with, or sale of fifty percent (50%) or more of the stock of Syratech to, any VEW Competitor.

(b)                                 Without limiting any other termination right available to Syratech at law or in equity, this Agreement may be immediately terminated by Syratech if:

(i)                                     VEW materially breaches or is in default of this Agreement and such material breach or default continues uncured for a period of thirty (30) days after written notice thereof to VEW.

(ii)                                  VEW files a petition in bankruptcy or is adjudicated bankrupt or a petition in bankruptcy is filed against VEW and is not dismissed within sixty (60) days thereafter, or VEW becomes insolvent or makes an assignment for the benefit of creditors or files a petition or otherwise seeks relief under or pursuant to any applicable federal, state or provincial bankruptcy, insolvency or reorganization statute or procedure, or a custodian, receiver or trustee is appointed for VEW or a substantial portion of its business or assets (and such receivership is not discharged within sixty (60) days thereafter).

(iii)                               VEW, Vera E. Wang and/or Chet Hazzard is convicted of any felony.

(c)                                  Upon termination of this Agreement for any reason whatsoever, (i) all rights licensed to Syratech hereunder shall automatically revert to VEW for VEW’s use and disposition, in its sole discretion, throughout the universe in perpetuity in any and all languages, formats and media, whether now or hereafter known or existing, with no further obligation whatsoever (financial, legal or otherwise) to Syratech or any third party, (ii) Syratech shall immediately deliver all the Material to VEW; and (iii) Syratech shall have the right solely during the Sell-Off Period to continue selling and distributing its then-existing inventory of Licensed Property to High-End Stores in the Territory and Closeout Licensed Property to Closeout Customers in the Territory (it being acknowledged and agreed that such right shall not apply if this Agreement is terminated in accordance with Paragraph 18(a)(i) above).  Upon expiration of the Sell-Off Period, or in the event this Agreement is terminated by VEW in accordance with Paragraph 18(a)(i) above, Syratech shall, as directed by VEW in its discretion, either (A) sell its then-existing inventory of Licensed Property to VEW and/or any VEW owned or controlled retail store at a price to be mutually agreed to by the Parties; or (B) completely destroy its then-existing inventory of Licensed Property at its sole cost and expense and certify to VEW that it has done so in a written sworn statement of an officer of Syratech delivered to VEW within fifteen (15) days after VEW’s direction to Syratech to so destroy such items.  All sales of the Licensed Property (if any) during the Sell-Off Period shall constitute Net Wholesale Sales hereunder, and Syratech shall pay VEW Royalties with respect thereto in accordance with Paragraph 4 above and shall account to VEW for such sales in accordance with Paragraph 8 above.

(d)                                 Notwithstanding Paragraph 18(c)(iii) above, with respect to Licensed Property in the category of flatware, after expiration or termination of the Term, Syratech shall continue to manufacture, distribute and sell such Licensed Property using the Tooling in order to fulfill lifetime guarantees to customers for product fill-ins of such Licensed Property on a special order basis (in accordance with Syratech’s standard warranty for flatware applicable to all flatware manufactured by Syratech) and in order to protect the goodwill of the Vera Wang brand.  Syratech shall continue to pay Royalties to VEW on the sale and distribution of such Licensed Property in accordance with Paragraph 4 above and to account to VEW for such sales in accordance with Paragraph 8 above.  If at any time Syratech ceases to manufacture, distribute and sell such Licensed Property for any reason, Syratech shall sell all Tooling applicable to such Licensed Property to VEW or a licensee of VEW, as directed by VEW in its discretion, at the fair market value at that time for such Tooling as determined by an independent third party mutually selected by the Parties.

19.                               Representations/Warranties/Covenants.

(a)                                  Syratech hereby represents, warrants and covenants as follows:

(i)                                     Syratech has the full legal power, right and authority to enter into this Agreement and to fully perform the activities contemplated by this Agreement.

(ii)                                  The development, manufacture, distribution, sale, advertising, promotion and/or exploitation of the Licensed Articles, the Licensed Property, the Material and/or any materials used in connection therewith (excluding the Trademarks and the VEW Licensed Names), and/or the exercise of any rights licensed to Syratech hereunder, shall not violate or infringe any law or the rights of any person or entity.  All materials used in connection with the Licensed Articles, the Licensed Property, the Trademarks, the Material and/or the exercise of rights licensed to Syratech in the Licensed Property shall be fully cleared by Syratech, at its sole cost and expense, as reasonably necessary for such use.

(iii)                               This Agreement and all documents required by this Agreement to be executed by Syratech shall be valid, legally binding obligations of and enforceable against Syratech and its successors, assigns and licensees.

(iv)                              Syratech is not subject to any claims, liens, disabilities or restrictions that may affect its ability to perform its obligations under this Agreement, and neither the execution and delivery of this Agreement, nor the performance of the obligations set forth herein, will or might  conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any contract, agreement, document or instrument to which Syratech is a party.

(v)                                 In the event that any item or material relating to the Licensed Property is claimed to be defective, in breach of warranty or in need of service, or any claim relating to product liability, Syratech shall assume all obligations, liability, cost and expenses relating to such a claim and Syratech shall take all reasonable steps necessary to maintain customer good will.  Syratech acknowledges and agrees that VEW assumes no liability whatsoever for defects, breach of warranty or any type of product liability claim whatsoever regarding the Licensed Property.

(b)                                 VEW hereby represents, warrants and covenants as follows:

(i)                                     VEW has the full legal power, right and authority to enter into this Agreement and to fully perform the activities contemplated by this Agreement.

(ii)                                  VEW is the sole owner of the Trademarks in the Territory.  VEW has the right to license to Syratech the rights to use the Trademarks as expressly authorized herein.  Subject to Syratech’s representations, agreements and indemnities hereunder, Syratech’s use of the Trademarks (if any) solely as and to the extent expressly authorized herein shall not violate or infringe any law or the rights of any person or entity.

(iii)                               This Agreement and all documents required by this Agreement to be executed by VEW shall be valid, legally binding obligations of and enforceable against VEW and its successors, assigns and licensees.

(iv)                              VEW is not subject to any claims, liens, disabilities or restrictions that will materially affect its ability to perform its obligations under this Agreement, and neither the execution and delivery of this Agreement, nor the performance of the obligations set forth herein, will conflict with or result in a material breach of any of the terms, conditions or provisions of, or constitute a default under, any contract, agreement, document or instrument to which VEW is a party.

(v)                                 All existing agreements as of the date of this Agreement between VEW and its licensees for the license of the Trademarks require such licensees (A) to pay VEW guaranteed minimum royalties; and (B) (but for one agreement existing as of the date of this Agreement) to pay guaranteed minimum royalties at the beginning of each payment period under the applicable agreement.

(vi)                              VEW hereby represents that all existing agreements as of the date of this Agreement between VEW and its licensees for the license of other VEW products which include the concept of “portfolio fees” provide that such “portfolio fees” are to be used by VEW in its discretion and no such agreements provide the licensees with approval over the use of such portfolio fees by VEW.

20.                               Indemnification.

(a)                                  Syratech agrees to defend, indemnify and hold harmless VEW, its officers, directors, members, shareholders (if any), agents, employees and representatives against any claims, demands, judgments and lawsuits (including, without limitation, reasonable outside attorneys’ fees and disbursements) (collectively, “Claims”) arising out of any act or omission in connection with the development, manufacture, purchase, promotion, advertising, distribution, use or sale of the Licensed Property or any breach or alleged breach of Syratech’s representations, warranties, covenants or agreements contained herein (each, a “Syratech Covered Claim”).  VEW shall notify Syratech within a reasonable time after it receives a notice of any such Syratech Covered Claim and Syratech shall promptly assume VEW’s defense at Syratech’s expense.

(b)                                 VEW agrees to defend, indemnify and hold harmless Syratech, its officers, directors, shareholders (if any), agents, employees and representatives against any Claims for copyright, trade dress, and trademark infringement, unfair trade practice or other claims arising solely out of VEW’s failure to own and maintain during the Term the rights in and to the Trademarks and VEW Licensed Names that VEW represents herein that VEW owns or any material breach of VEW’s representations, warranties, covenants or agreements contained herein except to the extent covered by Syratech’s indemnification of VEW set forth in Paragraph 20(a) (each, an “VEW Covered Claim”).  Syratech shall notify VEW within a reasonable time after it receives notice of any VEW Covered Claim and VEW shall promptly assume Syratech’s defense at VEW’s expense.

(c)                                  The indemnifying party shall have the right to control the defense of any Claim for which it is obligated to indemnify the indemnified party, provided that the indemnified party shall have the right to join in the defense of any such Claim with counsel of its own choosing at its own expense.  The indemnified party shall reasonably cooperate with the indemnifying party in the defense of any Claim.  The indemnifying party shall not settle any third party claim without the indemnified party’s prior written consent unless the terms of such settlement are for monetary damages only and release such indemnified party from any and all liability with respect to such third party claim.

21.                               Non-Solicitation.

During the Term neither Party will solicit for employment or employ any employee of the other Party or solicit or induce any employee of the other Party to terminate, alter or lessen such individual’s affiliation with the other Party or to violate the terms of any agreement with the other Party.

22.                               Assignment.

(a)                                  Syratech may assign this Agreement to a third party that acquires all or substantially all of the assets of Syratech or all or substantially all of Syratech’s flatware and silver gift operations by way of merger, consolidation, reorganization, asset sale or stock sale (collectively, a “Change of Control Event”); provided that (i) any such assignment must be in writing; (ii) the entity to which this Agreement is to be assigned is not and will not be in violation of any of the provisions of Paragraph 18(a)(vi) above and will comply therewith as if such provisions applied directly to it; and (iii) such entity is not, and is not controlled by, does not control and is not under common control with, a VEW Competitor.  Syratech may not assign this Agreement or any right or obligation hereunder except pursuant to a Change of Control Event to any person or entity without VEW’s prior written consent in its discretion.

(b)                                 VEW may sell, grant, license, assign, or otherwise transfer this Agreement or any of VEW’s rights and/or obligations under this Agreement.  VEW shall notify Syratech in the event of any such sale, grant, license, assignment or other transfer.

(c)                                  This Agreement shall inure to the benefit of the Parties’ permitted successors and assigns.

23.                               Choice of Law.

This Agreement shall be construed and enforced in accordance with laws of the State of New York without reference to conflict of law principles.  The courts located in the County of New York, State of New York (federal or state, as applicable) shall have exclusive jurisdiction over all disputes arising hereunder.  VEW and Syratech each hereby submit to the personal jurisdiction and venue of such courts and agree that any necessary service of process will be effective if sent by certified mail to the addresses set forth in Paragraph 26 hereof.  Such service will be deemed effective ten (10) days after mailing.

24.                               No Joint Venture.

Neither Party shall be or shall be deemed to be an agent, employee, partner, joint employer or joint venturer of, for or with the other Party.

25.                               Confidentiality.

Syratech shall maintain in confidence, and shall not use, disclose, confirm or deny to any third party, any information contained in this Agreement or any non-public information learned about Vera Wang, VEW and/or any of VEW’s activities or businesses as a result of the relationship contemplated herein, including, without limitation, non-public customer and subscription lists, financial information, artistic or business activities planned or scheduled in connection with this Agreement, unless such information becomes known to the general public, is required by law to be disclosed, is required to enforce this Agreement or with the prior written approval of VEW.  Syratech shall notify VEW of any disclosure of such information required by law and shall undertake its reasonable good faith efforts to disclose only such information as is actually required by law to be disclosed.  VEW shall maintain in confidence, and shall not use or disclose to any third party, any information contained in this Agreement or any non-public information learned by VEW about Syratech and/or any of Syratech’s activities or businesses as a result of the relationship contemplated herein, including, without limitation, non-public customer and subscription lists, financial information, artistic or business activities planned or scheduled in connection with this Agreement, unless such information becomes known to the general public, is required by law to be disclosed, is required to enforce this Agreement, or with the prior written approval of Syratech.  VEW shall notify Syratech of any disclosure of such information required by law and shall undertake its reasonable good faith efforts to disclose only such information as is actually required by law to be disclosed.

26.                               Notices.

All notices and statements under this Agreement shall be in writing and deemed effective upon receipt, and shall be delivered by registered mail with return receipt, guaranteed overnight courier or facsimile with electronic confirmation of receipt) as follows:

If to VEW:	V.E.W., LTD. 225 W. 39th Street New York, New York 10018 Attention: Chet Hazzard Facsimile No.: 212.391.7332

With a copy to	Grubman Indursky & Schindler, P.C. 152 West 57th Street New York, New York 10019 Attention: Lawrence Shire, Esq. Facsimile No.: 212.554.0444

If to Syratech:	Syratech Corporation 175 McClellan Highway East Boston, Massachusetts 02128 Attention: Greg Hunt Facsimile No.: 617.568.1377

With a copy to	Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019 Attention: Charles H. Googe, Jr., Esq. Facsimile No.: 212.373.2831

27.                               Announcement.

No announcement, press release or other publicity concerning this Agreement shall be made or released except as mutually approved by the Parties in advance in writing.

28.                               No Waiver.

The waiver of any breach or default hereof or non-performance hereunder shall not be deemed a waiver of any prior or subsequent breach or default hereof or non-performance hereunder.  All remedies with respect to this Agreement shall be cumulative and the pursuit of one remedy shall not be deemed a waiver of any other remedy.

29.                               Miscellaneous

(a)                                  Severability; Modification.   If for any reason any provision of this Agreement is adjudged by a court to be unenforceable, such adjudication shall in no way affect any other provision of this Agreement or the validity or enforcement of the remainder of this Agreement, and the affected provision shall be modified or curtailed only to the least extent necessary to bring it into compliance with applicable law.  This Agreement may be modified or amended only by a writing signed by both parties.

(b)                                 Counterparts.   This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

(c)                                  Integration.   This Agreement constitutes the complete agreement between the Parties and supercedes all prior or contemporaneous understandings, agreements, drafts, notes, communications or documents between the parties, whether oral or written, with respect to the subject matter hereof, including, without limitation, any and all term sheets.  No modification of the terms and conditions hereof shall be binding unless set forth in a written instrument signed by both Parties.

(d)                                 Survival.  The provisions of Paragraphs 1, 4, 8, 13, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28 and 29 shall survive any termination of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

V.E.W. LTD.

By:	/s/	Charles F. Hazzard
Charles F. Hazzard
President

SYRATECH CORPORATION

By:	/s/	Gregory W. Hunt
Senior Vice President Chief Financial Officer Treasurer